FOR IMMEDIATE RELEASE

Real Estate Referral Center, Inc., Plans to Acquire Technology-based Marketing Company

CALGARY, ALBERTA, CANADA - June 22, 2007 - Real Estate Referral Center, Inc. (OTCBB: RRFC) today announced it signed a letter of intent to acquire 100 percent of the outstanding shares of Loyalty Source, Inc., a Delaware Corporation and innovators of custom loyalty marketing programs for leading businesses.

"We are looking forward to the new channels we can pursue when this merger is complete," said Randy Lutz, CEO Loyalty Source, Inc. "We are proud to continue to provide our clients with highly effective affinity marketing programs, utilizing the latest technology, thus providing their consumers with exactly what they want, when they want it."

The directors of Real Estate Referral Center are currently completing a due diligence phase with Loyalty Source and are expected to sign the final agreement by August 31.

About Loyalty Source, Inc.
Loyalty Source is the source of loyalty and affinity marketing for leading businesses. Through tailored, custom-labeled products, Loyalty Source provides clients with measurable results - including consumer behavior tracking - facilitating a one-to-one marketing relationship with their customers. Collaborating with their clients' existing sales and marketing departments to increase communication between clients and their customers, Loyalty Source generates awareness, acquires and retains customers and builds loyalty for their clients' brands. Since 1999, Loyalty Source's products have been transparently woven into the fabric of member and employee benefit programs worldwide.

With corporate offices a few blocks from John Wayne airport in Southern California and technology housed nearby at SAVVIS, Inc. (NASDAQ: SVVS) - a global IT utility services provider that leads the industry in delivering secure, reliable, and scalable hosting, network, and application services - Loyalty Source is uniquely positioned to provide businesses with robust, scalable programs for loyalty and affinity marketing. More information on products and services is available at www.theloyaltysource.com.

Safe Harbor.
Statements about the Company's future expectations and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.

The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. When used in this document, the words "anticipate," "estimate," "expect," "intend," "plans," "projects," and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or projected. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing and general economic risks and uncertainties.

For Further Information Contact:
Yarek Bartosz 1-403-612-9878